UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2014

VAPORIN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55132	45-5215796
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

4400 Biscayne Boulevard

Miami, FL 33137

(Address of Principal Executive Office) (Zip Code)

(305) 576-9298

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 8, 2014, Vaporin, Inc. (the “Company”) filed an amendment to its Certificate of Incorporation with the Secretary of State of Delaware effecting a 1-for-50 reverse stock split of the Company’s common stock (the “Reverse Split”). As a result of the Reverse Split, every 50 shares of the Company’s common stock were combined into one share of common stock. Immediately after the September 8, 2014 effective date, the Company had approximately 3,826,493 shares of common stock outstanding. The authorized number of shares of the Company’s common stock and the par value remained the same. The Reverse Split did not affect the number of shares of preferred stock and certain derivative securities outstanding; however it did affect the number of shares issuable to holders upon conversion or exercise of such securities.

The Certificate of Designation became effective upon filing with the Secretary of State of Delaware. The foregoing description is qualified in its entirety by reference to the full text of the amendment to the Certificate of Incorporation, which is filed as Exhibit 3.1 hereto and incorporated herein by reference.

On September 9, 2014, the Company received notice from the Financial Industry Regulatory Authority, Inc. that effective on Wednesday, September 10, 2014, the Company’s common stock would trade under its new price giving effect to the Reverse Split on the Over-the-Counter Bulletin Board (the “OTCBB”). For 20 business days following the Reverse Split, the common stock will be reported on the OTCBB under the symbol “VAPOD.” After 20 business days, the common stock will resume trading under the symbol “VAPO.”

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

3.1	Certificate of Amendment to the Certificate of Incorporation, filed September 8, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPORIN, INC.

Date: September 11, 2014	By:	/s/ Scott Frohman
	Name:	Scott Frohman
	Title:	Chief Executive Officer

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